EXHIBIT 99.1

IA GLOBAL INCREASES REVENUE GUIDANCE TO $9,500,000-$10,200,000 FOR THE 4TH QUARTER OF 2004 AND $29,000,000 - $30,000,000 FOR FULL YEAR 2004.

BURLINGAME, CA  December 14, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that projected revenues would be $9,500,000-$10,200,000 for the 4th quarter of 2004 at current exchange rates and $29,000,000 - $30,000,000 for the full year 2004. Previous guidance released in our November 1, 2004 earnings press release was $8,500,000 to $10,000,000 for the 4th quarter of 2004.

The company's CEO, Alan Margerison, said, "we are pleased to announce our increased revenue guidance for the 4th quarter of 2004 and for full year 2004. Rex Tokyo had a stronger than expected quarter due to the performance of two new sales offices, the sale of slot machines directly rather than as an agent and the sale of Tesco lighting systems by Timothy World. In addition, we were favorably impacted by the average exchange rate during the quarter. Timothy World was organized a month later than projected, but is expected to record revenue of approximately $800,000 during the quarter."

Historically, Rex Tokyo has sold slot machines primarily as a manufacturer's agent and recognized commissions received as miscellaneous income. Rex Tokyo has recently begun to purchase slot machines from manufacturers and re-sell them as a distributor. For purchased machines, Rex Tokyo recognizes the full sale price of the machine into revenue and the cost of the machine into cost of goods sold.

The quarter ending December 31 is typically Rex Tokyo's highest revenue quarter due to increased new store openings in Japan. We expect to release our results for the year ended December 31, 2004, 2004 in late February, 2005.

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring Japanese and US companies that operate in the entertainment, media and technology areas. We hold a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. Through our 67% equity interest in Fan Club Entertainment Ltd., we are a creative design studio focused on web and traditional print media, including providing services to the official Fan Club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We hold a 95% equity interest in QuikCAT, a leading multi-media compression technology company, which has developed several patent video, picture and audio compression algorithms (codecs).

For further information, contact:
Mark Scott, CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA  94010
650-685-2402 (t)
650-685-2404 (f)
scott@iaglobalinc.com
www.iaglobalinc.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934) REGARDING US AND OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS. SPECIFICALLY, THE STATEMENT IN THIS PRESS RELEASE CONCERNING THE PROJECTED REVENUES FOR THE FOURTH QUARTER OF 2004 AND THE FULL YEAR 2004 ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS IN THIS REPORT REFLECT THE GOOD FAITH JUDGMENT OF OUR MANAGEMENT AND THE STATEMENTS ARE BASED ON FACTS AND FACTORS AS WE CURRENTLY KNOW THEM. FORWARD-LOOKING
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